Exhibit 10. 27

Hui Zhong Lian He Media Technology Co., Ltd.

(汇众联合传媒科技有限公司)

Beijing Hui Zhong Bo Na Media Advertising Co., Ltd.

(北京汇众博纳传媒广告有限公司)

AND

Dayong Hao

(郝大勇)

Kaiyin Liu

(刘凯音)

EXCLUSIVE TECHNOLOGY CONSULTING SERVICES AGREEMENT

January 1, 2008

Beijing, the People’s Republic of China

EXCLUSIVE TECHNOLOGY CONSULTING SERVICES AGREEMENT

This EXCLUSIVE TECHNOLOGY CONSULTING SERVICES AGREEMENT (“Agreement”) is entered into in Beijing, the People’s Republic of China, as of January 1, 2008 (“Effective Date”), by and among (each a “Party” and together the “Parties”):

(i)
Hui Zhong Lian He Media Technology Co., Ltd. (汇众联合传媒科技有限公司)), a limited liability company existing under the laws of the People’s Republic of China (“Lianhe”), with its registered office at Room 6309, No. 57 Beisanhuanzhong Road, Haidian District, Beijing People’s Republic of China (中国北京市海淀区北三环中路57号远望楼6309室);

(ii)
Beijing Hui Zhong Bo Na Media Advertising Co., Ltd. （北京汇众博纳传媒广告有限公司),  a limited liability company existing under the laws of the Peoples’ Republic of China (“Bona”) , with its registered office at Room 701, Building One, No.2 Deshengmenwaidajie Avenue, Xicheng District, Beijing, People’s Republic of China (中国北京西城区德胜门外大街2号1楼701室);

(iii)	Dayong Hao (郝大勇) and Kaiyin Liu (刘凯音), each a citizen of the People’s Republic of China, for purposes of Section 2, 3, 6, 8 and 9 only.

Capitalized terms not otherwise defined have the meanings assigned to them in Appendix A to this Agreement, which is incorporated and made a part hereof by reference.

RECITALS

This Agreement is entered into with reference to the following facts:

A.
Lianhe is a PRC limited liability company duly established and existing under the laws of the Peoples’ Republic of China (“PRC” or “China”). Lianhe has technology, experience and capability relevant to Bona.

B.
Bona is a PRC limited liability company owned by Dayong Hao (郝大勇) and Kaiyin Liu (刘凯音), each a citizen of the PRC (together “Shareholders”). The business in which Bona is now and may in the future become involved is referred to as the “Business.”

NOW, THEREFORE, in consideration for the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged by the Parties, and through friendly consultation, under the principle of equality and mutual benefits, in accordance with the relevant laws and regulations of China, the Parties agree as follows:

1.	Exclusive Technology Consulting and Other Services

During the Term of this Agreement, Bona agrees to act as the exclusive technology consulting and related services provider to Bona, and Bona engages Lianhe for that purpose. Bona agrees it will not accept the same or similar services from any other Person during the Term of this Agreement. The scope of the services to be provided by Lianhe to Bona under this Agreement (“Technology Services”) is set out in Appendix B.

2.	Fee for Services

(a)
In consideration for the Technology Services to be provided to Bona by Lianhe, Bona agrees to pay to Lianhe service fee during the Term of this Agreement without giving effect to the payment under the other Business Cooperation Agreements between Lianhe and Bona.  The fee for services shall be 39% of the Sales Revenue (excluding Taxes) of Bona of the applicable year.  Lianhe and Bona can consult with each other from time to time to adjust the percentage of the Sales Revenue (excluding Taxes) of Bona which Lianhe charges under this Agreement based on the cooperation between the Parties and Bona’s operation status.

Lianhe and Bona can consult with each other to determine if the fee for services shall be paid monthly, quarterly, or annually based on Bona’s operation status. . The fee for services shall be paid within 30 days after the completion of the applicable charging period. Any dispute between the Parties concerning any calculation or payment under this Section 2 will be resolved pursuant to the dispute resolution provisions of Section 10.

(b)
The Shareholders agree that none of them shall take any and all portion of the Net Profit for a certain year they are entitled to as a shareholder of Bona unless Lianhe has been fully paid for the Technology Services for the applicable year.

(c)
By the Equity Pledge Agreement between and among Lianhe, the Shareholders and Bona dated as of January 1, 2008, the Shareholders have pledged all the equity interests held by them in the registered capital of Bona to secure Bona’s payment of the service fee in accordance with this Agreement.

3.	Material Actions and Bona’s Assurance

The Parties acknowledge and agree that the economic risk of the operation of the Business is being substantially assumed by Lianhe and that the continued business success of Bona is necessary to permit the Parties to realize the benefits of this Agreement and the other business cooperation agreements.  During the Term of this Agreement, the Parties therefore ensure that Bona will not take any Material Action (as defined in Appendix C) without the advance written consent of Lianhe, which consent will not be unreasonably withheld or delayed.

In addition, Bona assures it will:

i.	pay Lianhe the fee for services according to Section 2 of this Agreement;

ii.
make available to Lianhe, for its performance of this Agreement, any kind of operational information and financial information (including but not limited to Bona’s monthly, quarterly, annually financial statements, budget plans and business plans), and upon Lianhe’s responsible request, give detailed description of a certain matter;

iii.	provide assistance to Lianhe and personnel authorized by Lianhe, for its performance of this Agreement, to enter into the working place and other operational sites of Bona;

iv.
notify and obtain written consent of Lianhe prior to the execution of any material agreement with a third party.  For purpose of this section, a material agreement include any agreement, convent, undertaking or commitment with a third party, written or verbally, relating cooperation, transfer of equity interest, financing or other matters that could possibly affect Lianhe’s interest in this Agreement, or any other agreement, convent, undertaking or commitment with a third party, written or verbally, that could reasonably cause Lianhe change or terminate this Agreement;

v.	promptly notify Lianhe of any litigation or arbitration proceeding that could reasonably affect Bona whether Bona is a party or not, and any administrative discipline Bona maybe or has received;

vi.	promptly notify Lianhe of any other event that could or has affected the normal operation of Bona；

vii.	upon Lianhe’s reasonable request, obtain from competent Government Authority any and all approval, permit, consent or authorization necessary for Lianhe’s performance of this Agreement；

viii.	report to Lianhe any and all correspondence with competent Government Authority, including photocopies of any and all approval, permit, consent or authorization obtained therefrom；

ix.	maintain using its best efforts any and all approval, permit, license and authorization necessary for the continued operation of Bona; and

x.	assure warranties and representation in Section 6 of this Agreement shall remain effective and accurate during the Term of this Agreement.

4.	Interest Penalty

If any amounts due and payable under this Agreement are not paid when due, penalty interest will accumulate on such amounts at the rate of twenty-five percent (25%) per annum until paid. This interest penalty may be reduced or waived by Lianhe in light of actual circumstances, including the reason for any delay in payment.

5.	Ownership of Intellectual Property

All Intellectual Property created by Lianhe in the course of providing the Technology Services, will be the sole property of Lianhe, and Bona will have no right to any ownership or use of such Intellectual Property except under separate written agreement with Lianhe.

6.	Representations and Warranties of Bona and the Shareholders

Bona and the Shareholders hereby make the following representations and warranties for the benefit of Lianhe:

(a)
Corporate Existence and Power  Bona is a limited liability company duly organized and validly existing under the laws of the PRC, and has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and as currently contemplated to be conducted and as currently contemplated to be conducted. Bona has never approved, or commenced any proceeding or made any election contemplating, the dissolution or liquidation of Bona or the winding up or cessation of the business or affairs of Bona.

(b)
Authorization; No Outstanding Consent  Bona (i) has taken all necessary corporate actions to authorize its execution, delivery and performance of this Agreement and all related documents and has the corporate power and authorization to execute, deliver and perform this Agreement and the other related documents; (ii) has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the other related documents and to perform their obligations under this Agreement and the other related documents; (iii) is not required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the exclusive cooperation arrangement contemplated under this Agreement except for any notices that have been duly given or consents that have been duly obtained; and (iv) holds all the governmental authorizations necessary to permit Bona to lawfully conduct and operate its business in the manner it currently conducts and operates such business and to permit Bona to own and use its assets in the manner in which it currently owns and uses such assets. To the best knowledge of Bona, there is no basis for any governmental authority to withdraw, cancel or cease in any manner any of such governmental authorizations.

(c)
No Conflicts  The execution and performance of this Agreement by Bona will not contravene, conflict with, or result in violation of (i) any provision of the organizational documents of Bona; (ii) resolution adopted by the board of directors or the shareholders of Bona; and (iii) any laws and regulations to which Bona or the exclusive cooperation arrangement contemplated in this Agreement is subject.

7.	Representations and Warranties of Lianhe

Lianhe hereby makes the following representations and warranties for the benefit of Bona:

(a)
Corporate Existence and Power  Lianhe is a limited liability company duly organized and validly existing under the laws of the PRC, and has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and as currently contemplated to be conducted and as currently contemplated to be conducted. Lianhe has never approved, or commenced any proceeding or made any election contemplating, the dissolution or liquidation of Lianhe or the winding up or cessation of the business or affairs of Lianhe.

(b)
Authorization; No Outstanding Consent  Lianhe (i) has taken all necessary corporate actions to authorize its execution, delivery and performance of this Agreement and all related documents and has the corporate power and authorization to execute, deliver and perform this Agreement and the other related documents; (ii) has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the other related documents and to perform their obligations under this Agreement and the other related documents; (iii) is not required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the exclusive cooperation arrangement contemplated under this Agreement except for any notices that have been duly given or consents that have been duly obtained; and (iv) holds all the governmental authorizations necessary to permit Lianhe to lawfully conduct and operate its business in the manner it currently conducts and operates such business and to permit Lianhe to own and use its assets in the manner in which it currently owns and uses such assets. To the best knowledge of Lianhe, there is no basis for any governmental authority to withdraw, cancel or cease in any manner any of such governmental authorizations.

(c)
No Conflicts  The execution and perform of this Agreement by Lianhe will not contravene, conflict with, or result in violation of (i) any provision of the organizational documents of Lianhe; (ii) resolution adopted by the board of directors or the shareholders of Lianhe; and (iii) any laws and regulations to which Lianhe or the exclusive cooperation arrangement contemplated in this Agreement is subject.

8.	Liability for Breach; Indemnification and Hold Harmless

Each of the Parties will be liable to each of the other Parties for any damage or loss caused by such Party’s breach of this Agreement. Loss thereunder shall include any and all direct economic loss, any reasonably receivable indirect economic loss, and any expenses related which shall include but not limited to expenses of attorney, litigation, arbitration and trip. Bona and the Shareholders will, jointly and severally, indemnify and hold harmless Lianhe from and against any claims, losses or damages claimed or asserted by any other party in connection with the transactions contemplated by this Agreement unless such claims, losses or damages is caused by any breach by Lianhe of its obligations under this Agreement or by the willful, reckless or illegal conduct of Lianhe. Lianhe will indemnify and hold harmless Bona or the Shareholders from and against any claims, losses or damages claimed or asserted by any other party in connection with the transactions contemplated by this Agreement unless such claims, losses or damages is caused by any breach by Bona or the Shareholders of its obligations under this Agreement or by the willful, reckless or illegal conduct of Bona or the Shareholders.

9.	Liquidated Damages

Bona and the Shareholders acknowledge and agree that Lianhe will be incurring significant expense in order to fulfill its obligations under this Agreement. Bona and the Shareholders further acknowledge that breach of this Agreement by any of them would cause Lianhe and Lianhe’s stockholders significant damages and perhaps the complete cessation of Lianhe’s business. Since the exact amount of such damages would be extremely difficult, if not impossible to calculate, Bona and the Shareholders agree that in the event of the material breach by any of them of this Agreement, which breach has not been cured within sixty (60) calendar days of receipt of notice from Lianhe of such material breach and a description of such breach, Bona and the Shareholders, jointly and severally, will be obligated to pay to Lianhe liquidated damages in an amount equal to the greater of (a) (a) three time(s) the annualized revenues of Lianhe for the last completed fiscal quarter, or (b) US$ 1 million(s).

10.	Dispute Resolution

(a)
Friendly Consultations  Any and all disputes, controversies or claims arising out of or relating to the interpretation or implementation of this Agreement, or the breach hereof or relationships created hereby, will be settled through friendly consultations.

(b)
Arbitration  If any such dispute is not resolved through friendly consultations within sixty (60) calendar days from the date a Party gives the other Parties written notice of a dispute Any dispute or claim arising out of or in connection with this Agreement shall be submitted to the China International Economic and Trade Arbitration Commission (“CIETAC”) for arbitration in Beijing in accordance with the CIETAC arbitration rules that are in effect at the time the application for arbitration is submitted.

(a)
The arbitral tribunal shall consist of three (3) arbitrators.  Lianhe shall appoint one (1) arbitrator, Bona and the Shareholders shall appoint one (1) arbitrator, and the third and presiding arbitrator shall be appointed by CIETAC.

(b)
The arbitration proceedings shall be conducted in Chinese.  When the arbitral tribunal is holding a hearing, if any of the Parties or their agents or witnesses require English translation, such translation may be provided in accordance with the arbitration rules, and the costs and expenses for such translation service shall be borne by the Party requesting the service.

(c)	The arbitration award shall be final and binding upon all Parties.

(d)	During the period when a dispute is being resolved, the Parties shall in all other respects continue their implementation of this Agreement.

11.	Term

This Agreement is effective as of the date this Agreement is executed by the Parties, and will continue in effect for a period of nineteen (19) years which shall equal the operation period of Lianhe as specified in Lianhe’s Business License or as may be extended by Lianhe on a future date, or until terminated by one of the following means. The period during which this Agreement is effective is referred to as the “Term.”

(a)	Mutual Consent This Agreement may be terminated at any time by the mutual consent of the Parties, evidenced by an agreement in writing signed by all Parties.

(b)
Breach or Insolvency  Either of Bona or Lianhe may terminate this Agreement immediately (a) upon the material breach by the other of its obligations hereunder and the failure of such Party to cure such breach within thirty (30) calendar days after written notice from the non-breaching Party; or (b) upon the filing of a voluntary or involuntary petition in bankruptcy by the other or of which the other is the subject, or the insolvency of the other, or the commencement of any proceedings placing the other in receivership, or of any assignment or distribution by the other for the benefit of creditors.

(c)	Termination by Lianhe This Agreement may be terminated at any time by Lianhe upon ninety (90) calendar days’ written notice delivered to all other Parties.

(d)
Survival  The provisions of Section 8 (Liability for Breach; Indemnification; Hold Harmless), Section 9 (Liquidated Damages), Section 10 (Dispute Resolution), and Section 12 (Miscellaneous) will survive any termination of this Agreement. Any amounts owing from any Party to any other Party on the effective date of any termination under the terms of this Agreement will continue to be due and owing despite such termination.

12.	Miscellaneous

(a)	Governing Law The execution, validity, interpretation, performance, amendment and termination of this Agreement shall be governed by the laws of the PRC.

(b)	Effectiveness This Agreement shall become effective and legally binding on the Parties upon its execution by the duly authorized representatives of the Parties.

(c)	Amendment Unless otherwise provided under this Agreement, any amendment to the Agreement shall come into effect only after a written agreement is duly executed by the Parties.

(d)
Expenses  Unless PRC laws have provided otherwise, Bona shall pay all stamps, documentary or other taxes and Lianhe’s out-of-pocket expense and internal charges of this Agreement in connection with any payment made hereunder.

(e)
No Waiver  No delay or omission to exercise any right, power or remedy accruing to any Party upon any breach or default of any other Party hereto under this Agreement, shall impair any such right, power or remedy of the aggrieved Party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach of default thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any breach or default under this Agreement or any waiver on the part of any Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, or by law or otherwise afforded to the Parties shall be cumulative and not alternative.

(f)
Entire Agreement  This Agreement, and other contracts and documents referred to herein or incorporated by express reference, constitute the entire agreement among the Parties with respect to the subject matter of this Agreement and supersede all previous verbal and written agreements, contracts, undertakings and communications of the Parties with respect to the subject matter of this Agreement.

(g)
Severability  If any clause of this Agreement is deemed illegal or unenforceable under applicable PRC laws, such clause shall be deemed to have been deleted from this Agreement and have no effect. Other terms and conditions of this Agreement shall remain effective and this Agreement shall be deemed to have excluded such invalid clause from the initial execution of this Agreement.

(h)
Confidentiality For five (5) years from the date of this Agreement, each Party shall strictly maintain the confidentiality of all Confidential Information, and shall not, directly or indirectly, disclose, use or exploit such information for any purpose other than the good faith performance of this Agreement.

As used herein, “Confidential Information” means: (i) the existence and contents of this Agreement and all the agreements and documents referred to herein or otherwise incorporated by reference; and (ii) any information, documents or data in any form that may contain non-public information relating to any Party, including technical information, data, processes and methodologies, trade secrets, market analyses, pricing information, customer lists, research, software, general know-how, designs and commercial and other proprietary or confidential information or data and any financial results or information.

(i)	Survival The representations, warranties, covenants and agreements made herein shall survive the closing of the transactions contemplated hereby.

(j)
Successors and Assigns  Except as otherwise provided in this Agreement, no Party may assign or transfer any of its/his rights or obligations under this Agreement without prior written consent of the other Party. The provisions of this Agreement shall inure to the benefit of, and shall be binding upon, the successors and permitted assigns of the Parties hereto.

(k)
Language  This Agreement is written in both in English and Chinese and these two language versions are accurate. The Parties hereby review both of these two language versions and confirm that their contents are substantially consistent in all material factors. If there is any inconsistency in these two versions, the Chinese version shall prevail.

(l)
Counterpart This Agreement is executed in Beijing, the PRC, by the duly authorized representatives of all Parties in three (3) original copies (both Chinese and English versions for each copy).  Each party will keep one original copy.

(m)
Further Assurances  From and after the date of this Agreement, upon the request of a Party, the other Party to whom the request is directed shall execute and deliver such instruments, documents or other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Exclusive Technology Consulting Services Agreement as of the date first above written.

Beijing Hui Zhong Bo Na Media Advertising Co., Ltd. (北京汇众博纳传媒广告有限公司)	Hui Zhong Lian He Media Technology Co., Ltd. (汇众联合传媒科技有限公司)

By:	By:

Name:	Name:

Title:	Title:

SHAREHOLDERS:

Dayong Hao (郝大勇)

Kaiyin Liu (刘凯音)

APPENDIX A

Definitions

For purposes of this Exclusive Technology Consulting Services Agreement among Lianhe, Bona and the Shareholders, dated as of January 1, 2008, to which this is Appendix A, the following terms have the meanings set forth below:

“Affiliate” shall mean a legal entity or natural person that, directly or indirectly, is owned or controlled by, or under common ownership or control with, a Party hereto (for purposes of this Agreement, “Owns” or “Controls” means owns directly or indirectly more than fifty percent (50%) of the voting shares of a business enterprise, or controls a business enterprise by having the right to appoint more than half of the members of the board of directors of the business enterprise or the right to cast the deciding vote in the event of a tie vote of a board of directors of which it has the right to appoint one-half of the members of the board of directors).

 “Business” is defined in the Recitals.

“Business Cooperation Agreements” means the following agreements between the Parties and/or their Affiliates: (a) the Exclusive Management Consulting Services Agreement between and among Lianhe, Bona and the Shareholders dated as of January 1, 2008; (b) Exclusive Technology Consulting Services Agreement between and among Lianhe, Bona and the Shareholders dated as of January 1, 2008;(c) the Equity Pledge Agreement between and among Lianhe, Bona and the Shareholders dated as of January 1, 2008;and (d) the Option Agreement between and among Lianhe, Bona and the Shareholders dated as of January 1, 2008.

 “Consent” means any approval, consent, ratification, permission, waiver or authorization, including any of the foregoing issued or granted by any Governmental Authority.

“Governmental Authority” means any nation or government or any province or state any other political subdivision thereof; any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the People’s Republic of China or any political subdivision thereof; any court, tribunal or arbitrator; and any self-regulatory organization.

“Intellectual Property” means any patent, patent application, trademark (whether registered or unregistered and whether or not relating to a published work), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know-how, franchise, system, computer software, invention, design, blueprint, proprietary product, technology, proprietary right, and improvement on or to any of the foregoing, or any other intellectual property right or intangible asset.

“Law” means all applicable provisions of all (a) constitutions, treaties, statutes, laws (including the common law), codes, rules, regulations, ordinances or orders of any Governmental Authority, (b) governmental approvals and (c) orders, decisions, injunctions, judgments, awards and decrees of or agreements with any Governmental Authority.

“Legal Requirement” means any national (or federal), provincial, state, local, municipal, foreign or other constitution, law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Lien” means any mortgage, pledge, deed of trust, hypothecation, right of others, claim, security interest, encumbrance, burden, title defect, title retention agreement, lease, sublease, license, occupancy agreement, easement, covenant, condition, encroachment, voting trust agreement, interest, option, right of first offer, negotiation or refusal, proxy, lien, charge or other restrictions or limitations of any nature whatsoever, including but not limited to such Liens as may arise under any contract.

“Technology Services” is defined in Section 1.

“Material Action” means any of the actions set forth in Appendix C.

 “Net Profit” means the net profit under generally accepted accounting principles.

“Person” means an individual, a corporation, a partnership, an association, a trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

 “Sales Revenue” means the sales revenue of Bona according to the generally accepted accounting principle.

 “Taxes” means with respect to any Person, (a) all income taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits) and all gross receipts, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, alternative or add-on minimum taxes, customs duties and other taxes, fees, assessments or charges of any kind whatsoever, together with all interest and penalties, additions to tax and other additional amounts imposed by any taxing authority (domestic or foreign) on such Person (if any) and (b) any liability for the payment of any amount of the type described in the clause (a) above as a result of being a “transferee” of another entity or a member of an affiliated or combined group, and “Tax” will have the correlative meaning.

 “Term” is defined in Section 11.

APPENDIX B

Technology Services

For purposes of this Exclusive Technology Consulting Services Agreement among Lianhe, Bona and the Shareholders, dated as of January 1, 2008, to which this is Appendix B “Technology Services” means services necessary or appropriate to accomplish the following:

(a)           Maintain the server(s) used in connection with the Business;

(b)           Develop and update internet applications of the server and its applications to any websites or domains maintained or operated in the course of the Business;

(c)           Develop and update application software for internet users and customers of the Business;

(d)           Technical support for e-commerce and related applications of the Business;

(e)           Development and implementation of advertising plans, software designs, website programming;

(f)           Training of technical and other personnel of Bona;

(g)           Other personnel support requirements;

(h)           The development, support, maintenance and execution of any other tasks agreed by the Parties; and

(i)           Comprehensive administrate the outdoor display panel, and monitor of the regular patrol of related personnel.

APPENDIX C

Material Actions

For purposes of this Exclusive Technology Consulting Services Agreement among Lianhe, Bona and the Shareholders, dated as of January 1, 2008, to which this is Appendix C, “Material Actions” means any of the following:

(a)           Any change to the organizational or charter documents of Bona;

(b)           Any issuance of new equity in Bona, including any securities convertible into equity of Bona, or the acceptance by Bona of any equity investment, or the repurchase or redemption of any equity of Bona;

(c)           Any hiring, firing, or discipline of any person who is an executive employee or director of Bona;

(d)           The purchase of any material asset by Bona;

(e)           The sale, conveyance, licensing or pledge of any material asset of Bona, including, without limitation, any material Intellectual Property of Bona;

(f)           Entering into, amending, supplementing, terminating or otherwise modifying any agreement, contract or other arrangement to which Bona is or could become a party, having a value or impact on Bona, individually or in the aggregate, in excess of RMB 3,000,000;

(g)           Incurring any indebtedness or similar obligation to third parties or subjecting of any of the equity or assets of Bona to any Lien;

(h)           Investing in, incorporating or otherwise creating any Affiliate or joint venture or purchasing or otherwise acquiring any stock or any equity interest in any entity or business, in one or a series of related transactions, or disposing of any of the foregoing;

(i)           Any change to the compensation of any employee, consultant or other representative of Bona;

(j)           Any transaction, action or agreement by any of Bona other than in the ordinary course of business;

(k)           Any transaction, contract or agreement between Bona and any Shareholder;

(l)           Declaring or paying dividends on, or making any distributions to any capital stock, except in accordance with the instruments defining the rights of any such capital stock or securities;

(m)           The initiation or settlement of any litigation or arbitration involving Bona;

(n)           Approving the annual budget and multi-year business plan for Bona;

(o)           Approving Bona’s final audits of Bona’s annual consolidated financial statements and tax returns to be filed by Bona with any taxing authority;

(p)           Any material change in Bona’s accounting or tax policies or a change of Bona’s independent auditor; and

(q)           Any change in the number of directors of Bona, except as a result of the operation of any other provisions of this Agreement.